U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es)to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) |_|

Securities Act Rule 802 (Exchange Offer) |X|

Exchange Act Rule 13e-14(h)(8) (Issuer Tender Offer) |_|

Exchange Act Rule 14d-1(c) (Third Party Tender Offer) |_|

Exchange Act Rule 14e-2(d) (Subject Company Response) |_|

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) |X|

                             Optimal Robotics Corp.
                            (Name of Subject Company)


            ---------------------------------------------------------
              (Translation of Subject Company's Name into English)

                                 Quebec, Canada
        (Jurisdiction of Subject Company's Incorporation or Organization)

                             Optimal Robotics Corp.
                       (Name of Person(s) Furnishing Form)

                                Class "A" shares
                     (Title of Class of Subject Securities)

                                    68388R208
              (CUSIP Number of Class of Securities (if applicable)

                                  Guy P. Lander
                       Davies Ward Phillips & Vineberg LLP
                         625 Madison Avenue, 12th Floor
                            New York, New York 10022
                                 (212) 308-8866
 (Name, Address (including zip code) and Telephone Number (including area code)
    of Person(s) Authorized to Received Notices and Communications on Behalf
                               of Subject Company

                                  April 6, 2004
                  (Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)   Information Sent to Security Holders:

Document
Number      Description
------      -----------

1. Notice of Annual and Special Meeting of Optimal Shareholders (incorporated into this Form CB by reference to the Current Report on Form 8-K filed by the Subject Company on March 10, 2004, as it may be amended from time to time)

2. Notices of Meetings and Joint Information Circular and Proxy Statement with respect to a combination involving Optimal Robotics Corp. and Terra Payments Inc. and Sale by Optimal Robotics Corp. of U-Scan Business. (incorporated into this Form CB by reference to the Current Report on Form 8-K filed by the Subject Company on March 10, 2004, as it may be amended from time to time)

(b)   Not Applicable

Item 2. Informational Legends

      A legend compliant with Rule 802(b) under the Securities Act of 1933, as amended, has been included in the Offers to Purchase.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Exhibit and Number

(1)   Not Applicable

(2)   Not Applicable

(3)   Not Applicable

PART III - CONSENT TO SERVICE OF PROCESS

      Not Applicable

PART IV - SIGNATURES

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

OPTIMAL ROBOTICS CORP.


By: /s/ Holden L. Ostrin
    -------------------------
    (Signature)


Holden L. Ostrin, Co-Chairman
-----------------------------
(Name and Title)


March 24, 2004
-----------------------------
(Date)